HACKENSACK, NJ, December 7, 2015 – On December 3, 2015, First Real Estate Investment Trust of New Jersey (“FREIT”) expanded the size of its Board of Trustees to eight Trustees and appointed John A. Aiello as a Trustee. Mr. Aiello has served as the Executive Secretary of FREIT since 2003, and he is an officer and shareholder of the law firm of Giordano, Halleran & Ciesla, P.C. Giordano, Halleran & Ciesla, P.C. provides legal services to FREIT. Mr. Aiello’s term as Trustee will expire at FREIT’s 2016 Annual Meeting of Shareholders.

The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed report on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS.) REIT organized in 1961. It has approximately $352 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

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